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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------
                                   FORM 8-A/A

                                 AMENDMENT NO. 1

           For Registration of Certain Classes of Securities Pursuant
        to Section 12(b) or 12(g) of the Securities Exchange Act of 1934
                                 --------------

                              INNOTRAC CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                            GEORGIA                                                           58-1592285
                 (State or other jurisdiction)                                             (I.R.S. Employer
               of incorporation or organization)                                          Identification No.)

                     6655 SUGARLOAF PARKWAY                                                      30097
                        DULUTH, GEORGIA                                                        (Zip Code)
            (Address of principal executive offices)

         If this form relates to the registration of a                        If this form relates to the registration of
         class of securities pursuant to Section 12(b)                        a class of securities pursuant to Section
         of the Exchange Act and is effective pursuant                        12(g) of the Exchange Act and is effective
         to General Instruction A.(c), please check                           pursuant to General Instruction A.(d),
         the following box.  [___]                                            please check the following box. [x]

Securities Act registration statement file number to which this form relates:                         N/A
                                                                                -------------------------------------------------
                                                                                                (If applicable)
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        Securities to be registered pursuant to Section 12(b) of the Act:

                      Title of each class                                         Name of each exchange on which
                      to be so registered                                         each class is to be registered

                              N/A                                                                  N/A


        Securities to be registered pursuant to Section 12(g) of the Act:

        SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK PURCHASE RIGHTS

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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Item No. 1 is amended as follows.

         On November 21, 2003, the Board of Directors of Innotrac Corporation (the "Company") authorized Amendment No. 3 to the Rights Agreement dated as of December 31, 1997 between the Company and SunTrust Bank, as rights agent, as previously amended by Amendment No. 1, dated as of November 30, 2000, and Amendment No. 2, dated August 14, 2003 (the "Rights Agreement"). The Company and SunTrust Bank executed Amendment No. 3 on November 24, 2003.

         Pursuant to Amendment No. 3, David Dadante ("Dadante"), who is the general partner of IPOF Fund, an Ohio limited partnership ("IPOF," and together with Dadante, referred to herein as the "IPOF Group"), the IPOF Fund and the IPOF Group shall not be deemed to be an "Acquiring Person" under the Rights Agreement--that is, will not trigger the distribution and exercisability of the preferred stock purchase rights under the Rights Agreement--unless and until the earlier of such time as the IPOF Group, together with all its affiliates and associates, (i) directly or indirectly, becomes the beneficial owner of more than 40% of the Company's common stock then outstanding or (ii) ceases to hold any of the common stock which it beneficially owns without any intention of changing or influencing control of the Company. IPOF Fund has indicated to the Company that it currently owns 2,800,500 shares, or 24.2% of the total common stock outstanding. The Rights Agreement continues to provide that all other shareholders must secure Board approval before acquiring beneficial ownership of more than 15% of the common shares outstanding; otherwise the Rights Agreement would be triggered.

         Amendment No. 2 to the Rights Agreement had previously introduced the exception from the definition of "Acquiring Person" for the IPOF Group described in the preceding paragraph, except that the IPOF Group, together with all its affiliates and associates, could become the beneficial owner of up to 25% of the Company's common stock then outstanding without triggering the Rights Agreement under that previous amendment. Amendment No. 1 provided for the appointment of SunTrust Bank as a successor rights agent and amended the Rights Agreement in certain other particulars.

         This summary of the Rights Agreement, including the Amendments described herein, does not purport to be complete and is qualified in its entirety by the full text of the Rights Agreement and its Amendments filed with the Commission and incorporated herein by reference.

ITEM 2.  EXHIBITS.

         3.1 Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Amendment No. 1 to the Registration Statement on Form S-1 (Commission File No. 333-42373), filed with the Commission on February 11, 1998).

         3.2 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Amendment No. 2 to the Registration Statement on Form S-1 (Commission File No. 333-79929), filed with the Commission on July 22, 1999).

         4.1 Form of Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company's Amendment No. 1 to the Registration Statement on Form S-1 (Commission File No. 333-42373), filed with the Commission on February 11, 1998).

         4.2(a) Rights Agreement between the Company and Reliance Trust Company as Rights Agent dated as of December 31, 1997 (incorporated herein by reference to Exhibit 4.2 to the Company's Amendment No. 1 to the Registration Statement on Form S-1 (Commission File No. 333-42373), filed with the Commission on February 11, 1998).

            (b) Amendment No. 1 to the Rights Agreement dated as of November 30, 2000 between the Company, Reliance Trust Company and SunTrust Bank (incorporated by reference to Exhibit 4.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (Commission File No. 000-23741), filed with the Commission on March 30, 2001).


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            (c)   Amendment No. 2 to the Rights Agreement dated as of August 14,
                  2003 between the Company and SunTrust Bank (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003 (Commission File No. 000-23741), filed with the Commission on August 20, 2003).

            (d) Amendment No. 3 to the Rights Agreement dated as of November 24, 2003 between the Company and SunTrust Bank

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


November 24, 2003                                 INNOTRAC CORPORATION
                                                  --------------------
                                                      (Registrant)




                                            By:/s/David L. Gamsey
                                               ---------------------------------
                                               David L. Gamsey
                                               Senior Vice President, Chief
                                                 Financial Officer and Secretary